EXHIBIT 99.1

PennantPark Investment Corporation Announces Financial Results for the Fourth Quarter and Fiscal Year Ended September 30, 2020

NEW YORK, Nov. 19, 2020 (GLOBE NEWSWIRE) -- PennantPark Investment Corporation (NASDAQ: PNNT) announced today financial results for the fourth quarter and fiscal year ended September 30, 2020.

HIGHLIGHTS
Quarter ended September 30, 2020
($ in millions, except per share amounts)

Assets and Liabilities:
Investment portfolio (1)	$1,081.8
Net assets	$525.7
GAAP net asset value per share	$7.84
Increase in GAAP net asset value per share	0.3%
Adjusted net asset value per share (2)	$7.59
Increase in adjusted net asset value per share (2)	1.7%

Truist Credit Facility	$368.7
2024 Notes	$83.8
SBA Debentures	$115.8
Regulatory Debt to Equity	0.93x
Regulatory Net Debt to Equity (3)	0.88x
GAAP Net Debt to Equity (4)	1.03x

Yield on debt investments at quarter-end	8.9%

	Quarter Ended September 30, 2020	Year Ended September 30, 2020
Operating Results:
Net investment income	$7.3	$38.7
GAAP net investment income per share	$0.11	$0.58
Non-recurring net PSLF transaction costs per share	$0.03	$0.03
Core net investment income per share (5)	$0.14	$0.61
Distributions declared per share	$0.12	$0.60

Portfolio Activity:
Purchases of investments	$27.1	$319.3
Sales and repayments of investments	$48.6	$162.7

Number of new portfolio companies invested	3	25
Number of existing portfolio companies invested	7	58
Number of ending portfolio companies	80	80

____________
(1)	Includes investments in PennantPark Senior Loan Fund, LLC, or PSLF, an unconsolidated joint venture, totaling $99.3 million, at fair value.
(2)	This is a non-GAAP financial measure. The Company believes that this number provides useful information to investors and management because it reflects the Company’s financial performance excluding the impact of the $17.0 million unrealized loss on our multi-currency, senior secured revolving credit facility with Truist Bank, as amended, or the Truist Credit Facility, and, together with our credit facility with BNP Paribas, as amended, the Credit Facilities. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.
(3)	This is a non-GAAP financial measure. The Company believes that this number provides useful information to investors and management because it reflects the Company’s financial performance net of $25.8 million of cash and equivalents. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.
(4)	This is a non-GAAP financial measure. The Company believes that this number provides useful information to investors and management because it reflects the Company’s financial performance including the impact of the $17.0 million unrealized loss on the Truist Credit Facility, Small Business Act, or SBA, Debentures and net of $25.8 million of cash and equivalents. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.
(5)	Core net investment income is a non-GAAP financial measure. The Company believes that core net investment income provides useful information to investors and management because it reflects the Company’s financial performance excluding $2.2 million of expenses related to the PSLF transaction. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.

CONFERENCE CALL AT 10:00 A.M. EST ON NOVEMBER 20, 2020

PennantPark Investment Corporation (“we,” “our,” “us” or the “Company”) will host a conference call at 10:00 a.m. (Eastern Standard Time) on Friday, November 20, 2020 to discuss its financial results. All interested parties are welcome to participate. You can access the conference call by dialing toll-free (866) 548-4713 approximately 5-10 minutes prior to the call. International callers should dial (323) 794-2093. All callers should reference conference ID #2765446 or PennantPark Investment Corporation. An archived replay of the call will be available through December 4, 2020 by calling toll-free (888) 203-1112. International callers please dial (719) 457-0820. For all phone replays, please reference conference ID #2765446.

INCENTIVE FEE WAIVER EXTENSION

We have concluded, in consultation with our board, to extend the incentive fee waiver for an additional quarter through December 31, 2020.

PORTFOLIO AND INVESTMENT ACTIVITY

“We are pleased with the solid performance of our portfolio through the challenging economic conditions of the last few quarters,” said Arthur Penn, Chairman and CEO. “We are particularly pleased with the upsizing of our PSLF JV with Pantheon as well as substantial equity positions in several high growth companies which are solidifying and bolstering NAV.”

As of September 30, 2020, our portfolio totaled $1,081.8 million and consisted of $439.0 million of first lien secured debt, $220.8 million of second lien secured debt, $113.6 million of subordinated debt (including $63.0 million in PSLF) and $308.3 million of preferred and common equity (including $36.3 million in PSLF). Our debt portfolio consisted of 93% variable-rate investments. As of September 30, 2020, we had two portfolio companies on non-accrual, representing 4.9% and 3.4% of our overall portfolio on a cost and fair value basis, respectively. Overall, the portfolio had net unrealized depreciation of $83.8 million as of September 30, 2020. Our overall portfolio consisted of 80 companies with an average investment size of $13.5 million, had a weighted average yield on interest bearing debt investments of 8.9% and was invested 41% in first lien secured debt, 20% in second lien secured debt, 10% in subordinated debt (including 6% in PSLF) and 29% in preferred and common equity (including 3% in PSLF). As of September 30, 2020, all of the investments held by PSLF were first lien secured debt. For more information on how the COVID-19 pandemic has affected our business and results of operations, see our Annual Report on Form 10-K for the fiscal year ended September 30, 2020, including “Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations – COVID-19 Developments” and “Item 1A. Risk Factors” therein.

As of September 30, 2019, our portfolio totaled $1,219.4 million and consisted of $695.3 million of first lien secured debt, $269.3 million of second lien secured debt, $61.2 million of subordinated debt and $193.7 million of preferred and common equity. Our debt portfolio consisted of 87% variable-rate investments and 13% fixed-rate investments. As of September 30, 2019, we had no portfolio companies on non-accrual. Overall, the portfolio had net unrealized depreciation of $37.6 million as of September 30, 2019. Our overall portfolio consisted of 67 companies with an average investment size of $18.2 million, had a weighted average yield on interest bearing debt investments of 9.8% and was invested 57% in first lien secured debt, 22% in second lien secured debt, 5% in subordinated debt and 16% in preferred and common equity.

For the three months ended September 30, 2020, we invested $27.1 million in three new and seven existing portfolio companies with a weighted average yield on debt investments of 7.0%. Sales and repayments of investments for the same period totaled $48.6 million. This compares to the three months ended September 30, 2019, in which we invested $38.8 million in three new and 11 existing portfolio companies with a weighted average yield on debt investments of 8.4%. Sales and repayments of investments for the same period totaled $100.9 million.

For the year ended September 30, 2020, we invested $319.3 million in 25 new and 58 existing portfolio companies with a weighted average yield on debt investments of 8.4%. Sales and repayments of investments for the same period totaled $162.7 million.

For the year ended September 30, 2019, we invested $533.6 million in 24 new and 49 existing portfolio companies with a weighted average yield on debt investments of 9.4%. Sales and repayments of investments for the same period totaled $426.5 million.

PennantPark Senior Loan Fund, LLC

As of September 30, 2020, PSLF’s portfolio totaled $353.4 million, consisted of 37 companies with an average investment size of $9.6 million and had a weighted average yield on debt investments of 7.3%.

For the period ended July 31, 2020 (inception) through September 30, 2020, PSLF invested $5.7 million in one new portfolio company with a weighted average yield on debt investments of 7.5%. PSLF’s sales and repayments of investments for the same period totaled $11.1 million.

RECENT DEVELOPMENTS

Effective October 31, 2020, certain entities and managed accounts of the private credit investment manager of Pantheon Ventures (UK) LLP, or Pantheon, our joint-venture partner, contributed an additional $27.5 million to PSLF, bringing their total contribution to $62.5 million. Pantheon’s additional investment came in at the then current net asset value. At the same time, the Company has also invested an additional $1.8 million in PSLF. As a result, the Company currently owns 60.5% of the joint venture. Additionally, in connection with this transaction, BNP Paribas has increased the size of PSLF’s credit facility from $250.0 million to $275.0 million.

Subsequent to September 30, 2020, our portfolio company, Cano Health, LLC (ITC Rumba, LLC), entered into a business combination agreement with Jaws Acquisition Corp (“JWS”), a special purpose acquisition vehicle, and other parties, subject to certain closing conditions, with an expected closing late first quarter or early second quarter 2021. Based on the closing stock price of JWS on November 13, 2020, our $18.8 million common stock fair valuation as of September 30, 2020 would increase to an estimated $72.3 million, which includes a combination of cash and stock, assuming the transaction closes based on the agreed terms. This would represent a net asset value increase of $0.80 per share, as of November 13, 2020. Our shares are owned by a limited partnership controlled by the financial sponsor and are subject to customary lock up restrictions. As a result, the fair value on December 31, 2020, may likely include an illiquidity discount not in the public trading values indicated above. There can be no assurance that the implied value of our equity interest will be representative of the value ultimately realized on our equity investment.

RESULTS OF OPERATIONS

Set forth below are the results of operations for the years ended September 30, 2020 and 2019.

Investment Income

Investment income for the three months ended September 30, 2020 and 2019 was $21.3 million and $27.9 million, respectively, and was primarily attributable to $12.3 million and $17.0 million from first lien secured debt, $5.3 million and $8.7 million from second lien secured debt and $3.7 million and $2.2 million from subordinated debt and preferred and common equity, respectively.

Investment income for the years ended September 30, 2020 and 2019 was $100.2 million and $112.1 million, respectively, and was attributable to $63.4 million and $62.6 million from first lien secured debt, $25.9 million and $41.4 million from second lien secured debt and $10.9 million and $8.1 million from subordinated debt and preferred and common equity, respectively. The increase in investment income over the prior year was primarily due to an increase in our portfolio at cost.

Expenses

Net expenses for the three months ended September 30, 2020 and 2019 totaled $14.0 million and $18.3 million, respectively. Base management fee totaled $4.4 million and $4.6 million, debt related interest and other financing costs totaled $8.2 million (including one-time costs of $2.2 million associated with the PSLF transaction) and $12.2 million (including one-time debt related costs of $4.4 million), general and administrative expenses totaled $1.2 million and $1.2 million and provision for taxes totaled $0.3 million and $0.3 million, respectively, for the same periods.

Net expenses for the years ended September 30, 2020 and 2019 totaled $61.5 million and $67.5 million, respectively. Base management fee totaled $18.6 million and $18.2 million, incentive fee totaled $2.7 million (after an incentive fee waiver of $1.9 million) and $5.1 million, debt related interest and other financing expenses totaled $34.4 million (including one-time costs of $2.2 million associated with the PSLF transaction) and $38.2 million (including one-time debt related costs of $9.2 million), general and administrative expenses totaled $4.7 million and $4.7 million and provision for taxes totaled $1.2 million and $1.2 million, respectively, for the same periods. The decrease in expenses over the prior year was primarily due to a decrease in debt related expenses as well as the incentive fee waiver.

Net Investment Income

Net investment income totaled $7.3 million, or $0.11 per share, and $9.6 million, or $0.14 per share, for the three months ended September 30, 2020 and 2019, respectively.

Net investment income totaled $38.7 million, or $0.58 per share, and $44.6 million, or $0.66 per share, for the years ended September 30, 2020 and 2019, respectively. The decrease in net investment income per share compared to the prior year was primarily due to a decrease in LIBOR.

Net Realized Gains or Losses

Sales and repayments of investments for the three months ended September 30, 2020 and 2019 totaled $48.6 million and $100.9 million, respectively, and net realized losses totaled $10.1 million and $18.4 million, respectively, for the same periods.

Sales and repayments of investments for the years ended September 30, 2020 and 2019 totaled $162.7 million and $426.5 million, respectively, and net realized losses totaled $20.8 million and $108.5 million, respectively. The change in realized gains/losses was primarily due to changes in the market conditions of our investments and the values at which they were realized, including the net realized loss on Superior Digital Displays, LLC during the year ended September 30, 2019.

Unrealized Appreciation or Depreciation on Investments, Credit Facilities, and the 2019 Notes

For the three months ended September 30, 2020 and 2019, we reported a net change in unrealized appreciation on investments of $21.3 million and $21.2 million, respectively. For the years ended September 30, 2020 and 2019, we reported net change in unrealized (depreciation) appreciation on investments of ($46.2) million and $74.1 million, respectively. As of September 30, 2020 and 2019, our net unrealized depreciation on investments totaled $83.8 million and $37.6 million, respectively. The net change in unrealized appreciation/depreciation on our investments for the year ended September 30, 2020 compared to the prior year was primarily due to changes in the capital market conditions as well as the financial performance of certain portfolio companies primarily driven by the market disruption caused by the COVID-19 pandemic and the uncertainty surrounding its continued adverse economic impact. For more information on how the COVID-19 pandemic has affected our business and results of operations, see our Annual Report on Form 10-K for the fiscal year ended September 30, 2020, including “Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations – COVID-19 Developments” and “Item 1A. Risk Factors” therein.

For the three months ended September 30, 2020 and 2019, our Credit Facilities had a net change in unrealized appreciation of $9.0 million and $4.2 million, respectively. For the years ended September 30, 2020 and 2019, our Credit Facilities and our 4.5% notes due 2019, or the 2019 Notes, had a net change in unrealized depreciation of $12.3 million and $5.7 million, respectively. As of September 30, 2020 and 2019, our net unrealized depreciation on our Credit Facilities and, prior to their redemption, the 2019 Notes totaled $19.6 million and $7.2 million, respectively. The net change in unrealized depreciation for the year ended September 30, 2020 compared to the prior year was primarily due to changes in the capital markets.

Net Change in Net Assets Resulting from Operations

Net change in net assets resulting from operations totaled $9.5 million, or $0.14 per share, and $8.2 million, or $0.13 per share, for the three months ended September 30, 2020 and 2019, respectively.

Net change in net assets resulting from operations totaled ($16.0) million, or ($0.24) per share, and $15.9 million, or $0.24 per share, for the years ended September 30, 2020 and 2019, respectively. The decrease in net assets from operations for the year ended September 30, 2020 compared to the prior year was primarily due to depreciation of the portfolio primarily driven by the market disruption caused by the COVID-19 pandemic and the uncertainty surrounding its continued adverse economic impact. For more information on how the COVID-19 pandemic has affected our business and results of operations, see our Annual Report on Form 10-K for the fiscal year ended September 30, 2020, including “Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations – COVID-19 Developments” and “Item 1A. Risk Factors” therein.

LIQUIDITY AND CAPITAL RESOURCES

Our liquidity and capital resources are derived primarily from proceeds of securities offerings, debt capital and cash flows from operations, including investment sales and repayments, and income earned. Our primary use of funds from operations includes investments in portfolio companies and payments of fees and other operating expenses we incur. We have used, and expect to continue to use, our debt capital, proceeds from the rotation of our portfolio and proceeds from public and private offerings of securities to finance our investment objectives. For more information on how the COVID-19 pandemic may impact our ability to comply with the covenants of the Credit Facilities, see the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2020, including “Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations – COVID-19 Developments” and “Item 1A. Risk Factors” therein.

The annualized weighted average cost of debt for the years ended September 30, 2020 and 2019, inclusive of the fee on the undrawn commitment and amendment costs on the Credit Facilities, amortized upfront fees on SBA debentures and debt retirement and issuance costs, was 4.0% and 6.0%, respectively. As of September 30, 2020 and 2019, we had $86.7 million and $173.4 million of unused borrowing capacity under the Truist Credit Facility, respectively, subject to leverage and borrowing base restrictions.

As of September 30, 2020 and 2019, we had $388.3 million and $301.6 million, respectively, in outstanding borrowings under the Truist Credit Facility. The Truist Credit Facility had a weighted average interest rate of 2.5% and 4.2%, respectively, exclusive of the fee on undrawn commitment, as of September 30, 2020 and 2019.

As of September 30, 2020 and 2019, we had cash and cash equivalents of $25.8 million and $59.5 million, respectively, available for investing and general corporate purposes. We believe our liquidity and capital resources are sufficient to take advantage of market opportunities.

Our operating activities used cash of $129.6 million for the year ended September 30, 2020, and our financing activities provided cash of $95.8 million for the same period. Our operating activities used cash primarily for our investment activities and our financing activities provided cash primarily for net borrowings under our Credit Facilities.

Our operating activities provided cash of $81.1 million for the year ended September 30, 2019, and our financing activities provided cash of $121.1 million for the same period. Our operating activities provided cash from sales and repayments on our investments and our financing activities provided cash primarily for net borrowings under our Credit Facilities as well as the issuance of our 5.5% notes due 2024, partially offset by cash used by our stock repurchase program.

DISTRIBUTIONS

During the year ended September 30, 2020 and 2019, we declared distributions of $0.60 and $0.72 per share, for total distributions of $40.2 million and $48.4 million, respectively. We monitor available net investment income to determine if a return of capital for tax purposes may occur for the fiscal year. To the extent our taxable earnings fall below the total amount of our distributions for any given fiscal year, stockholders will be notified of the portion of those distributions deemed to be a tax return of capital. Tax characteristics of all distributions will be reported to stockholders subject to information reporting on Form 1099-DIV after the end of each calendar year and in our periodic reports filed with the Securities and Exchange Commission, or the SEC.

AVAILABLE INFORMATION

The Company makes available on its website its annual report on Form 10-K filed with the SEC and stockholders may find the report on our website at www.pennantpark.com.

PENNANTPARK INVESTMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

	September 30, 2020	September 30, 2019
Assets
Investments at fair value
Non-controlled, non-affiliated investments (cost—$713,683,209 and $922,304,099, respectively)	$735,674,666	$936,632,099
Non-controlled, affiliated investments (cost—$77,628,920 and $77,600,816, respectively)	27,753,893	49,349,338
Controlled, affiliated investments (cost—$374,260,162 and $257,117,800, respectively)	318,342,859	233,451,359
Total of investments (cost—$1,165,572,291 and $1,257,022,715, respectively)	1,081,771,418	1,219,432,796
Cash and cash equivalents (cost—$25,801,087 and $59,546,438, respectively)	25,806,002	59,516,236
Interest receivable	5,005,715	6,226,539
Distribution receivable	1,393,716	—
Prepaid expenses and other assets	376,030	662,442
Total assets	1,114,352,881	1,285,838,013
Liabilities
Distributions payable	8,045,413	12,068,119
Payable for investments purchased	5,461,508	—
BNP Credit Facility payable, at fair value (cost—zero and $171,000,000, respectively)	—	170,145,000
Truist Credit Facility payable, at fair value (cost—$388,252,000 and $301,636,000, respectively)	368,701,972	295,245,214
2024 Notes payable, net (par—$86,250,000 and $75,000,000, respectively)	83,837,560	72,256,607
SBA debentures payable, net (par—$118,500,000 and $150,000,000, respectively)	115,772,677	146,111,055
Base management fee payable, net	4,369,637	4,641,480
Interest payable on debt	2,022,614	2,895,695
Accrued other expenses	432,648	569,175
Total liabilities	588,644,029	703,932,345
Commitments and contingencies
Net assets
Common stock, 67,045,105 and 67,045,105 shares issued and outstanding, respectively. Par value $0.001 per share and 100,000,000 shares authorized	67,045	67,045
Paid-in capital in excess of par value	787,625,031	788,192,159
Accumulated distributable loss	(261,983,224)	(206,353,536)
Total net assets	$525,708,852	$581,905,668
Total liabilities and net assets	$1,114,352,881	$1,285,838,013
Net asset value per share	$7.84	$8.68

PENNANTPARK INVESTMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended September 30,
	2020	2019	2018
Investment income:
From non-controlled, non-affiliated investments:
Interest	$77,453,276	$88,060,418	$83,255,593
Payment in kind	7,233,317	6,445,122	5,645,535
Other income	4,821,510	3,122,988	6,981,507
From non-controlled, affiliated investments:
Interest	—	—	3,013,976
Payment in kind	—	—	2,031,589
From controlled, affiliated investments:
Interest	3,387,858	9,381,881	4,499,350
Payment in kind	7,328,846	4,319,300	2,850,498
Other income	—	776,945	—
Total investment income	100,224,807	112,106,654	108,278,048
Expenses:
Base management fee	18,636,039	18,225,229	17,468,376
Performance-based incentive fee	4,579,660	5,146,696	11,492,928
Interest and expenses on debt	32,167,755	28,943,312	22,818,492
Administrative services expenses	2,075,080	2,113,895	2,086,500
Other general and administrative expenses	2,573,920	2,637,820	2,504,853
Expenses before Management Fees waiver, provision for taxes and financing costs	60,032,454	57,066,952	56,371,149
Management Fees waiver	(1,921,987)	—	(1,427,253)
Provision for taxes	1,200,000	1,200,000	—
Make-whole premium	—	2,162,526	—
PSLF transaction costs	2,184,128	—	—
Credit facility amendment and debt issuance costs	—	7,080,205	—
Net expenses	61,494,595	67,509,683	54,943,896
Net investment income	38,730,212	44,596,971	53,334,152
Realized and change in unrealized (loss) gain on investments and debt:
Net realized (loss) gain on:
Non-controlled, non-affiliated investments	(11,577,419)	(51,940,526)	34,813,876
Non-controlled and controlled, affiliated investments	—	(56,575,132)	11,042,330
Deconsolidation loss	(9,249,833)	—	—
Net realized (loss) gain on investments	(20,827,252)	(108,515,658)	45,856,206
Net change in change in unrealized (depreciation) appreciation on:
Non-controlled, non-affiliated investments	7,686,665	22,788,117	(16,751,386)
Non-controlled and controlled, affiliated investments	(53,863,620)	51,361,260	(38,586,621)
Debt depreciation	12,304,242	5,694,116	3,861,111
Net change in unrealized (depreciation) appreciation on investments and debt	(33,872,713)	79,843,493	(51,476,896)
Net realized and change in unrealized loss from investments and debt	(54,699,965)	(28,672,165)	(5,620,690)
Net (decrease) increase in net assets resulting from operations	$(15,969,753)	$15,924,806	$47,713,462
Net (decrease) increase in net assets resulting from operations per common share	$(0.24)	$0.24	$0.68
Net investment income per common share	$0.58	$0.66	$0.75

ABOUT PENNANTPARK INVESTMENT CORPORATION

PennantPark Investment Corporation is a business development company which invests primarily in U.S. middle-market companies in the form of first lien secured debt, second lien secured debt, subordinated debt and equity investments. PennantPark Investment Corporation is managed by PennantPark Investment Advisers, LLC.

ABOUT PENNANTPARK INVESTMENT ADVISERS, LLC

PennantPark Investment Advisers, LLC is a leading middle market credit platform, which today has more than $3.5 billion of assets under management. Since its inception in 2007, PennantPark Investment Advisers, LLC has provided investors access to middle market credit by offering private equity firms and their portfolio companies as well as other middle-market borrowers a comprehensive range of creative and flexible financing solutions. PennantPark Investment Advisers, LLC is headquartered in New York and has offices in Chicago, Houston and Los Angeles.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You should understand that under Section 27A(b)(2)(B) of the Securities Act of 1933, as amended, and Section 21E(b)(2)(B) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to forward-looking statements made in periodic reports we file under the Exchange Act. All statements other than statements of historical facts included in this press release are forward-looking statements and are not guarantees of future performance or results, and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the SEC as well as changes in the economy and risks associated with possible disruption in the Company’s operations or the economy generally due to terrorism, natural disasters or pandemics such as COVID-19. The Company undertakes no duty to update any forward-looking statement made herein. You should not place undue influence on such forward-looking statements as such statements speak only as of the date on which they are made.

We may use words such as “anticipates,” “believes,” “expects,” “intends,” “seeks,” “plans,” “estimates” and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations.

CONTACT:
Aviv Efrat
PennantPark Investment Corporation
(212) 905-1000
www.pennantpark.com